Exhibit 10.13.1
FIRST AMENDMENT TO EXECUTIVE DEFERRED COMPENSATION PLAN
Effective January 1, 2007, the Executive Deferred Compensation Plan is amended by adding the following additional terms and provisions:
1. The following new Section 2.23A is added:
2.23A  Supplemental Contribution
     “Supplemental Contribution” means an Employer Contribution credited to a Participant’s Account pursuant to Section 4.7A of this Plan.
2. The text of Section 4.1 is amended to read as follows:
For recordkeeping purposes only, Employer shall maintain up to six (6) separate Accounts for each Participant. The Accounts shall be known as the Termination Account, Scheduled Withdrawal Accounts, Matching Contribution Account, Discretionary Contribution Account, and Supplemental Contribution Account.
3. The following new Section 4.7A is added:
4.7A  Supplemental Contribution Account
     The Employer shall make a Supplemental Contribution equal to four percent (4%) of Compensation, to the Plan Account of each officer newly promoted or newly hired to an Eligible Position (which shall include a position of Corporate Vice President or above or such other position designated by the Administrative Committee as an Eligible Position) and approved by the Administrative Committee, for each of the first ten (10) years in which the Participant serves in an Eligible Position. Such Supplemental Contribution amounts shall be credited to the Participant’s Supplemental Contribution Account as soon as administratively possible following the date when the Participant’s corresponding Compensation is paid (or would have been paid, if such Compensation had not been deferred under a Deferral Election). Benefits in a Participant’s Supplemental Contribution Account shall be distributed on the Participant’s as part of the Participant’s Termination Account.
4. The following new paragraph is added to the end of Section 4.8:
     (d)  A Participant’s Supplemental Contribution Account shall become vested at the rate of twenty-five percent (25%) for each completed Year of Service; except, a participant shall become one hundred percent (100%) vested at death or upon a Change in Control.